Exhibit 10.1

FIRST AMENDMENT TO SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Senior Executive Employment Agreement (the “Amendment”) is entered into effective as of November 11, 2024 (the “Amendment Effective Date”) by and between Premier Healthcare Solutions, Inc. (“Premier” or the “Company”) and Craig McKasson (“Executive”). Premier and Executive shall be referred to herein sometimes individually as “Party” and collectively as “Parties”. All capitalized terms not otherwise defined in this Amendment shall have the meaning given to such terms in the Senior Executive Employment Agreement fully executed as of September 13, 2013 previously entered into between the Parties (the “Agreement”).

Recitals

WHEREAS, Executive has provided written notice to the Chief Executive Officer and the Board of Directors of his intention to retire from Premier on December 31, 2024, and to resign from his position as Chief Administrative and Financial Officer effective November 11, 2024;

WHEREAS, the Board desires to modify Executive’s title and duties during the remainder of his employment with the Company;

WHEREAS, the Board desires to extend certain benefits to Executive during retirement;

WHEREAS, the Board desires to retain Executive’s consulting services differently than originally provided for in Section 6 of the Agreement;

NOW THEREFORE, for good and valuable consideration by both Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

 I. Section 2: Duties. Section 2 of the Agreement is hereby amended and replaced in its entirety as follows:

2.

Duties. Effective November 11, 2024, Executive shall resign his position as Chief Administrative and Financial Officer of Premier and Premier, Inc. During the Advisory Term (as defined in Section 3), Executive shall be employed as Executive Advisor to the Company. Specifically, during the Advisory Term (as defined below), Executive shall:

a.

Perform the duties and exercise the powers and functions that from time to time may be reasonably assigned or vested in him by the Company’s CEO in relation to (1) Premier and its Related Companies; and/or (2) Premier’s partner hospitals, members and other affiliated health care organizations (collectively, Premier’s “Affiliates”), reporting directly to the Company’s CEO;

b.

Faithfully and loyally serve Premier and its Related Companies to the best of his ability and use his utmost endeavors to promote their interests in all respects, including but not limited to refraining from any attempt to usurp Premier or its Related Companies’ corporate benefits or opportunities for Executive’s personal gain;

c.	Adhere faithfully to all applicable professional ethics and business practices, including but not limited to Premier and is Related Companies’ Code of Conduct and Conflict of Interest Policies;

d.

Be fully and readily available to work on and perform his duties consistent with his position as Executive Advisor to the Company as assigned from time to time (other than at times involving approved vacation, leave or disability); and

e.	Assist in succession and transition efforts for Executive’s former position as Chief Administrative and Financial Officer.

Except as specifically authorized in advance by the Company CEO in writing, during the Employment Term, Executive shall work full-time and exclusively for Premier and its Related Companies and shall not be engaged as an employee, consultant or otherwise in any other business or commercial activity pursued for gain, profit or other pecuniary advantage, either on a full-time or part-time basis. Nonetheless, this Agreement shall not be construed as prohibiting Executive during the Employment Term from: (1) with the advance written consent of the Board, serving as a member of a board of directors of a public or private corporation or other entity; (2) participating in charitable or non-profit activities or serving on the board of directors of any charitable or non-profit organization; (3) serving as a director, officer or committee member of or in equivalent positions with Premier’s Related Companies and/or any Affiliate during the Employment Term, for which Executive shall not receive any additional compensation except as otherwise provided in Section 4; and (4) making or managing personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Sections 2.b.-2.d. and 7-14 hereof. The Parties, however, agree that such activities must not singly or in the aggregate prevent, unduly limit or materially interfere with Executive’s ability to perform the duties and responsibilities to Premier under this Agreement.

II.	Section 3: Term. Section 3 of the Agreement is hereby amended and replaced in its entirety as follows:

3.

Term. Unless sooner terminated as provided in Section 15, the Parties agree that Executive shall be employed by the Company from the Amendment Effective Date through December 31, 2024 (the “Advisory Term”). Upon the conclusion of the Advisory Term, Executive’s employment with the Company shall terminate, without any subsequent renewal. Executive’s total term of employment with Premier is collectively defined and referred to as the “Employment Term.” Executive acknowledges that the termination of his employment on December 31, 2024 is a resignation and that neither the termination of his employment or any of the amended terms in this Amendment entitle him to severance under the Agreement or any other plan or practice. Consistent with the terms and conditions of the Premier, Inc. Annual Incentive Compensation Plan, the termination of Executive’s employment at the conclusion of the Advisory Term qualifies for a prorated AIP payment for fiscal year 2025.

III.	Section 6: Consulting Period. Section 6 of the Agreement is hereby amended and replaced in its entirety as follows:

6.	Consulting Period.

a.

Consulting Period. Following Executive’s separation from employment from Premier for any reason except death, at the discretion of the Company, Executive agrees to enter into a consulting agreement with the Company and to provide consulting services to Premier for a period of twenty-four (24) months following such separation from employment, unless earlier terminated pursuant to the terms of the applicable consulting agreement. The period Executive provides such consulting services shall be referred to as the “Consulting Period.” Executive shall be available during the Consulting Period to provide advice to Premier regarding its operations, management, member relationships, and strategic objectives, as Premier may reasonably request (the “Services”); provided, however, that (i) during the Initial Consulting Term (as defined below) Executive shall not be required (but may agree) to perform more than forty (40) hours of Services per month for Premier; and (ii) during the Secondary Consulting Term (as defined below), Executive shall not be required to perform more than ten (10) hours of Services per month for Premier..

b.

Consulting Fee. Premier shall pay Executive a reasonable consulting fee on a monthly basis at the fixed rate of $30,000.00 per month during the first twelve (12) months of the Consulting Period (the “Initial Consulting Term”). During the second twelve (12) months of the Consulting Period (the “Secondary Consulting Term”), Premier shall pay Executive a reasonable consultive fee at a rate of $5,708.33 per month. The consulting fees payable to Executive pursuant to this section shall be referred to as the “Consulting Fee.”

c.

Expenses and Payment. Executive shall be promptly reimbursed for any expenses reasonably incurred by Executive in the performance of the services set forth in this Section 6. Consistent with the terms of any consulting agreement with Executive, the first Consulting Fee shall be paid on the sixtieth (60th) day following the effective date of Executive’s applicable separation from employment with Premier and will include any Consulting Fee payments for the period from the end of Executive’s employment with Premier through the first Consulting Fee payment date. In addition, the Parties agree that despite the limited consulting obligations outlined in this Section 6, nothing in this Section should be interpreted or implemented in such a way that is otherwise inconsistent with Executive’s overall separation from service with Premier pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

d.

Continued Health Benefits. During the Consulting Period, the Company will allow Executive access to health insurance under its health plan, subject to any limitations in the applicable plan. Executive shall pay the same portion of premiums as paid as of his last day of employment with the Company. The Company may determine the appropriate tax treatment of premiums paid by the Company during the Consulting Period.

e.

Equity Treatment. Pursuant to the approval of the Compensation Committee of the Board, Executive’s outstanding, unvested restricted stock units (“RSUs”) are deemed to continue to vest according to their applicable vesting schedule during the Consulting Period as though Executive were still actively employed by the Company. Further, pursuant to the approval of the Compensation Committee of the Board,

Executive shall be treated as though his service with the Company continues throughout the Consulting Period for purposes of any outstanding performance share awards (“PSAs”). For both RSUs and PSAs, Executive shall receive treatment as a “Good Leaver” upon the conclusion of the Consulting Period, and in the event of a Change in Control during the Consulting Period, shall receive similar treatment as other equity holders regarding such equity awards.

IV. Complete Agreement. Except as provided herein, all terms and conditions of the Agreement shall remain unchanged and in full force and effect and are expressly incorporated by reference in this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE

IN TESTIMONY THEREOF, the Board of Directors of Premier, Inc. have approved this Amendment and caused this instrument to be executed by the General Counsel of Premier Healthcare Solutions, Inc. on behalf and in the interests of Premier Healthcare Solutions, Inc., Premier, Inc. and their Related Companies, all by motion and resolution of the Board, and Craig McKasson has accepted this Amendment and has hereunto set his hand and seal, as of the dates set forth below.

Date: 8/15/2024	/s/ Craig McKasson
Craig McKasson

PREMIER HEALTHCARE SOLUTIONS, INC.

	By:	/s/ Michael J. Alkire
Date: 8/15/2024	Title: Chief Executive Officer

PREMIER, INC.

	By:	/s/ Michael J. Alkire
Date: 8/15/2024	Title: Chief Executive Officer

Joining this Agreement as a Party solely as a guarantor of Premier Healthcare Solutions, Inc.’s financial obligations hereunder

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